Exhibit 5

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WISCONSIN 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

August 18, 2010	CLIENT/MATTER NUMBER
067920-0454

Quad/Graphics, Inc.

N63 W23075 Highway 74

Sussex, Wisconsin 53089-2827

Ladies and Gentlemen:

We have acted as counsel for Quad/Graphics, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 3,818,089 shares of the Company’s class A common stock, par value $0.025 per share (the “Class A Common Stock”), that may be issued pursuant to the Quad/Graphics, Inc. 1999 Nonqualified Stock Option Plan (the “1999 Plan”) and the Quad/Graphics, Inc. 1990 Stock Option Plan (the “1990 Plan” and, together with the 1999 Plan, the “Plans”).

In connection with our representation, we have examined: (i) the Plans; (ii) the Registration Statement; (ii) the Restated Articles of Incorporation and Bylaws of the Company, each as amended to date; (iv) resolutions of the Board of Directors of the Company relating to the Plans and the issuance of securities thereunder; and (v) such other documents and records as we have deemed necessary to enable us to render this opinion.  In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the shares of Class A Common Stock under the Plans are offered or issued as contemplated by the Registration Statement; and (c) all shares of Class A Common Stock under the Plans will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1.     The Company is a corporation validly existing under the laws of the State of Wisconsin.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

2.     The shares of Class A Common Stock covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plans, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable, except as provided in the paragraph below.

With respect to paragraph 2 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

William J. Abraham, Jr., a partner in the firm of Foley & Lardner LLP, is a director of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

FOLEY & LARDNER LLP